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                                                                      EXHIBIT 16

Securities and Exchange Commission
Washington, D.C.  20549

October 15, 2001

Ladies and Gentlemen:

We were previously principal accountants for International Isotopes, Inc. and, under the date of April 27, 2001, except for Note 11 as to which the date is June 6, 2001 we reported on the consolidated financial statements of International Isotopes, Inc. and subsidiaries as of and for the years ended December 31, 2000 and 1999. On September 6, 2001, we were notified that our appointment as principal accountants was to be terminated upon completion of the audit for the year ended December 31, 2000 and the issuance of our audit report to be included in Company's Form 10-K which was filed on October 1, 2001. We have read International Isotopes, Inc.'s statements included under Item 4 of its Form 8-K dated October 10, 2001, and we agree with such statements, except that we are not in a position to agree or disagree with International Isotopes Inc.'s statement that the decision to change accountants was approved by the audit committee of the Board of Directors.

Very truly yours,

KPMG LLP